Exhibit 99.1

NEWS RELEASE

Contact:	Garry P. Herdler – Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Reports Results for Second Quarter Ending December 31, 2008

Bensalem, Pennsylvania, February 11, 2009:

Orleans Homebuilders, Inc. (AMEX: OHB) is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

Financial Highlights for the Three Months Ended December 31, 2008:

•                  Fiscal year 2009 second quarter residential property revenue decreased 39% to $87.8 million (199 homes) compared to $144.5 million (323 homes) for the prior year period.  The average selling price for homes delivered in the fiscal 2009 second quarter was $441,000 compared to $447,000 in the prior year period.

•                  Fiscal year 2009 second quarter net new orders decreased 64% to $41.2 million (113 homes) compared to $114.7 million (284 homes) for the prior year period.

•                  The backlog at December 31, 2008 decreased 48% to $156.8 million (335 homes) compared to $301.3 million (610 homes) at December 31, 2007.  The average selling price for homes in backlog at December 31, 2008 was $468,000 compared to $494,000 as of December 31, 2007.

•                  The Company experienced a cancellation rate of approximately 31% for the three months ended December 31, 2008, which is an increase from 26% for the three months ended December 31, 2007.  This increase was primarily driven by lower gross orders.

•                  The Company owned or controlled approximately 6,387 building lots at December 31, 2008, which includes approximately 1,353 building lots controlled through contracts and options.  At December 31, 2007, the Company owned or controlled approximately 8,500 building lots, of which approximately 2,550 were controlled through contracts and options.  This represents a 25% decrease of lots owned or controlled since December 31, 2007.  As of December 31, 2008, approximately 52% of the Company’s owned lots are in its northern region; approximately 36% in its southern region, approximately 7% are in its midwestern region and approximately 5% in its Florida region.

•                  Fiscal year 2009 second quarter GAAP loss from continuing operations was $15.6 million ($0.84 per diluted share) as compared to a GAAP loss from continuing operations of $38.6 million ($2.09 per diluted share) for the prior year period.  On a non-GAAP adjusted basis, the fiscal year 2009 second quarter loss from continuing operations was $3.5 million ($0.19 per diluted share) compared to fiscal year 2008 second quarter loss from continuing operations of $2.0 million ($0.11 per diluted share).

Please refer to the section included herein under the heading “Use of Non-GAAP Financial Information” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•                  Fiscal year 2009 second quarter non-GAAP adjusted EBITDA decreased to $573,000 compared to $3.1 million for the prior year period.  Please refer to the section included herein under the heading “Use of Non-GAAP Financial Information” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•                  During the second quarter of fiscal year 2009, the Company’s deferred tax asset reserve increased by $6.0 million.

Financial Highlights for the Six Months Ended December 31, 2008:

•                  Fiscal year 2009 year-to-date second quarter residential property revenue decreased 33% to $176.4 million (399 homes) compared to $263.8 million (586 homes) for the prior year period.  The average selling price for homes delivered in the fiscal year 2009 year-to-date second quarter was $442,000 compared to $450,000 in the prior year period.

•                  Fiscal year 2009 year-to-date second quarter net new orders decreased 62% to $94.9 million (248 homes) compared to $247.3 million (587 homes) for the prior year period.

•                  The Company experienced a cancellation rate of approximately 34% for the six months ended December 31, 2008, which is an increase from 24% for the six months ended December 31, 2007.  This increase was primarily driven by lower gross orders.

•                  Fiscal year 2009 year-to-date second quarter GAAP loss from continuing operations was $37.6 million ($2.03 per diluted share) as compared to a GAAP loss from continuing operations of $40.4 million ($2.18 per diluted share) for the prior year period.  On a non-GAAP adjusted basis, the fiscal year 2009 year-to-date second quarter loss from continuing operations was $8.0 million ($0.43 per diluted share) compared to fiscal year 2008 year-to-date second quarter loss from continuing operations of $3.1 million ($0.17 per diluted share).  Please refer to the section included herein under the heading “Use of Non-GAAP Financial Information” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•                  Fiscal year 2009 year-to-date second quarter non-GAAP adjusted EBITDA decreased to $43,000 compared to $7.3 million for the prior year period.  Please refer to the section included herein under the heading “Use of Non-GAAP Financial Information” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•                  During the first half of fiscal year 2009, the Company recorded an impairment charge to goodwill in the amount of $4.2 million.  This goodwill impairment charge is related to the Parker and Lancaster acquisition, and was recorded in the Company’s Southern operating segment.

•                  During the first six months of fiscal year 2009, the Company’s deferred tax asset reserve increased by $14.4 million.

Jeffrey P. Orleans, Chairman and Chief Executive Officer stated: “The downturn in the housing industry has continued, due to continued external factors, including rising unemployment and diminished consumer confidence.  Ultimately, the housing market will get better, although the timing of such improvement is uncertain.  The anticipated federal stimulus provides some hope that this rebound will occur sooner than previously expected.  We are also hopeful that the anticipated federal stimulus bill will provide a meaningful tax credit for all homebuyers.  We believe there is pent-up demand in some markets that when combined with reduced mortgage rates may stimulate buyers who have been waiting on the sidelines.  With this in mind, we remain focused on our stated objectives, and we are confident in our long-term opportunities.”

Inventory Impairments, Impairment on Land to be Sold and Write-Off of Abandoned Projects and Pre-Acquisition Costs:

The overall economic downturn deepened during the second quarter of fiscal year 2009 significantly impacting the homebuilding market.  Amidst rising unemployment, high foreclosures, increased supply of existing home inventory, tight credit and falling home resale values homebuyers’ confidence continued to deteriorate.  This has resulted in increased sales incentives and decreased homebuyer demand causing the company to record pre-tax charges in the three and six months ended December 31, 2008 and 2007, as follows:

Orleans Homebuilders, Inc

Inventory Impairments

(in thousands)

(Unaudited)

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007

North	$6,005	$5,654	$10,904	$6,366
South	2,598	5,200	2,695	5,200
Midwest	—	9,668	3,907	9,668
Florida	67	2,395	582	2,395
Total	$8,670	$22,917	$18,088	$23,629

Land Sale Impairment

•                  During the three months ended December 31, 2007, the Company specifically identified parcels of land to sell and negotiated contracts with potential buyers.  Prior to the closing of the land sale transactions, the Company recorded asset impairments on the land to be sold of $36.6 million for the three and six months ended December 31, 2007, such that there was no resulting gain or loss on sale.  The Company’s midwestern region recorded impairments of $23.2 million related to the sale of two parcels.  The Company’s Florida region recorded impairments of $8.4 million to the sale of four parcels. The Company’s southern region recorded impairments of $5.0 million related to the sale of two parcels.  Additionally, the Company recorded an impairment charge of $20.7 million related to the sale of its land position in the western region.  This impairment charge is included in loss from discontinued operations.  There were no such land sale related impairments in the three and six months ended December 31, 2008.

Abandoned Projects and other pre-acquisition costs

•                  The total write-offs of abandoned projects and other pre-acquisition costs for the three and six months ended December 31, 2008 was $1.6 million and $1.8 million, respectively.  This compares to $462 thousand and $862 thousand for the three and six months ended December 31, 2007.

Outlook

The challenges faced by the housing industry have increased during the last quarter.  Difficulties which were previously confined to certain segments of the economy (including homebuilding) have expanded to a greater portion of the United States and global economy.  Economic reports show that the United States economy is suffering from rising unemployment, lower consumer spending, falling wages, tight credit and continuing difficulties in the real estate industry.  Housing starts have fallen to record lows, unemployment has increased and consumer confidence is at or near record lows.  During the quarter, it was announced that the United States economy had been in a recession since December 2007.  As a result, we believe that overall economic conditions and conditions in the housing and mortgage markets will remain difficult and these conditions may continue to have a negative impact on new orders, new order pricing and consumer confidence related to housing in the near term, thereby further reducing revenues, gross margins and net income.  We are continuing to respond to these unfavorable market conditions by attempting to maintain absorption levels through the use of sales incentives, reevaluating our individual land holdings, reducing our land expenditures, limiting our supply of unsold homes under construction and emphasizing cost reductions to adjust for lower levels of production. Further decreases in demand for our homes may require us to further increase the use of sales incentives and to take other steps to reduce expenditures and expenses.

Garry P. Herdler, Executive Vice President and Chief Financial Officer stated: “Given the lower net orders, weak economic conditions and capital markets volatility we observed during the second fiscal quarter, the Company has continued to focus on maintaining liquidity and generating cash flow.  We have limited the supply of unsold homes under construction during the quarter, reduced our budgeted land expenditures in the coming quarters, and we continue to focus on cost reductions.”

Orleans Homebuilders will hold its quarterly conference call to discuss results for the second quarter of fiscal year 2009 on Thursday, February 12, 2008, at 10:00 a.m. Eastern Standard Time.  This call is being web cast by CCBN and can be accessed at Orleans Homebuilders’ web site at www.orleanshomes.com by clicking on the heading “Investor Relations”.  The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the conference call will be available later that day on the Company’s website at www.orleanshomes.com.  A copy of this press release, including the Company’s results of operations for the three and six months ended December 31, 2008 to be discussed during the conference call, is available at the Company’s website, www.orleanshomes.com, under the heading “Investor Relations”.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including luxury, move-up, empty nester, active adult and first-time homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning recovery of the housing market, the Company’s long-term opportunities, continuing overall economic conditions and conditions in the housing and mortgage markets, revenues, sales, operating results, financial resources, pace of sales, industry outlook, economic conditions, future impairment charges, future tax valuation allowance, possible government support for the housing and financial services industries, anticipated legislation and its impact, anticipated tax refunds, anticipated debt repayment, anticipated use of proceeds from transactions, reductions in land expenditures, the Company’s ability to meet its internal financial objectives including debt reduction objectives, the impact of recent transactions on the Company’s liquidity, capital structure and finances, and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.  Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC.

Orleans Homebuilders, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Earned revenues
Residential properties	$87,753	$144,490	$176,355	$263,847
Land sales and other income	2,475	10,453	4,194	13,972
	90,228	154,943	180,549	277,819
Costs and expenses
Residential properties	87,248	147,425	174,955	250,378
Land sales and other expense	1,858	46,225	3,666	49,477
Selling, general and administrative	16,121	24,588	32,699	42,863
Impairment of goodwill	—	—	4,180	—
Interest, net	1,019	—	2,883	—
	106,246	218,238	218,383	342,718

Loss from continuing operations before income taxes	(16,018)	(63,295)	(37,834)	(64,899)
Income tax benefit	(397)	(24,688)	(277)	(24,529)

Loss from continuing operations	(15,621)	(38,607)	(37,557)	(40,370)

Loss from discontinued operations, net of taxes	—	(12,778)	—	(13,070)

Net loss	$(15,621)	$(51,385)	$(37,557)	$(53,440)

Basic / diluted loss per share
Continuing Operations	$(0.84)	$(2.09)	$(2.03)	$(2.18)
Discontinued Operations	$—	$(0.69)	$—	$(0.71)
Net Loss	$(0.84)	$(2.78)	$(2.03)	$(2.89)

Basic / diluted weighted average shares outstanding	18,518	18,502	18,511	18,502

Orleans Homebuilders, Inc

Selected Balance Sheet Data

(in thousands)

(Unaudited)

	December 31,	June 30,
	2008	2008

Cash and cash equivalents	$10,795	$72,341
Restricted cash - due from title company	1,911	19,269
Marketable securities	17,318	—
Residential properties	192,729	193,257
Land and improvements	340,055	359,555
Inventory not owned - VIE	10,668	13,050
Inventory not owned - Other Financial Interests	12,158	12,171
Land deposits and costs of future developments	10,486	10,380
Total assets	625,009	716,112
Obligations related to inventory not owned - VIE	10,235	10,875
Obligations related to inventory not owned - Other Financial Interests	12,058	12,071
Mortgage obligations secured by real estate	365,409	396,133
Subordinated notes	105,000	105,000
Other notes payable	—	718
Shareholders’ equity	45,759	82,501

Use of Non-GAAP Financial Information

(1)   Pursuant to the requirements of Regulation G, we have provided a reconciliation of adjusted net loss and adjusted loss per share, which are non-GAAP financial measures, to net loss and loss per share, the most directly comparable GAAP financial measures.  Adjusted net loss and adjusted loss per share represents loss from continuing operations and loss per share from continuing operations excluding the after-tax effects of charges for inventory impairments, land sale impairments, the write-off of debt acquisition costs, the write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill, severance charges and tax valuation allowances.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes these adjusted financial results are useful to both management and investors in the analysis of the Company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the after-tax impact of non-cash charges related to inventory impairments, land sale impairments, the write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill and tax valuation allowances.

Orleans Homebuilders, Inc

Reconciliation of Net Loss to Adjusted Net Loss

(in thousands, except per share amounts)

(Unaudited)

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007

Reported net loss	$(15,621)	$(51,385)	$(37,557)	$(53,440)

Reported net loss per common share	$(0.84)	$(2.78)	$(2.03)	$(2.89)

Adjusted net loss and earnings per share:
Reported net loss	$(15,621)	$(51,385)	$(37,557)	$(53,440)
Reported loss from discontinued operations, net of tax	—	(12,778)	—	(13,070)
Reported loss from continuing operations, net of tax	(15,621)	(38,607)	(37,557)	(40,370)
Inventory impairments	8,670	22,917	18,088	23,629
Land sale impairments	—	36,556	—	36,556
Goodwill Impairment	—	—	4,180	—
Write-off of debt acquisition costs	—	—	784	—
Write-off of abandoned projects	1,641	462	1,798	862
Severance	—	500	—	500
Tax impact of one time charges	(4,209)	(23,872)	(9,739)	(24,312)
Deferred tax asset valuation allowance	5,979	—	14,442	—
Adjusted net loss	$(3,540)	$(2,044)	$(8,004)	$(3,135)

Adjusted diluted net loss per common share	$(0.19)	$(0.11)	$(0.43)	$(0.17)

Basic shares outstanding	18,518	18,502	18,511	18,502
Common stock equivalents	—	—	—	—
Diluted shares outstanding	18,518	18,502	18,511	18,502

Common stock equivalents are anti-dilutive for the three and six months ended 12/31/2008 and 12/31/2007.

Orleans Homebuilders, Inc

Reconciliation of Adjusted EBITDA to Net Loss

(in thousands)

(Unaudited)

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007

Adjusted EBITDA	$573	$3,119	$43	$7,282
Inventory impairments	8,670	22,917	18,088	23,629
Land sale impairments	—	36,556	—	36,556
Goodwill impairment	—	—	4,180	—
Write-off of debt acquisition costs	—	—	784	—
Write-off of abandoned projects and other pre-acquisition costs	1,641	462	1,798	862
Severance	—	500	—	500
Share-based compensation	478	600	961	1,159
EBITDA	(10,216)	(57,916)	(25,768)	(55,424)
Income tax (benefit) expense	(397)	(24,688)	(277)	(24,529)
Interest in cost of sales	4,535	5,114	8,679	8,923
Interest incurred less interest capitalized	1,019	—	2,883	—
Depreciation	248	265	504	552
Loss from continuing operations, net of tax	(15,621)	(38,607)	(37,557)	(40,370)
Loss from discontinued operations, net of tax	—	(12,778)	—	(13,070)
Net loss	$(15,621)	$(51,385)	$(37,557)	$(53,440)

Pursuant to the requirements of Regulation G, we have provided a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.  Adjusted EBITDA represents loss from continuing operations before inventory impairments, land sale impairments, write-off of debt acquisition costs, write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill,  stock option expense, severance charges, interest expense, previously capitalized interest amortized to residential properties cost of sales, income taxes, depreciation, amortization, and extraordinary items.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes Adjusted EBITDA provides a meaningful measure of operating performance.

Orleans Homebuilders, Inc

Summary of Deliveries by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
DELIVERIES
Northern Region
Homes	73	118	170	223
Dollars	$33,102	$57,024	$79,827	$108,050
Average Sales Price	$453	$483	$470	$485

Southern region
Homes	100	127	164	227
Dollars	$44,227	$61,827	$71,505	$110,200
Average Sales Price	$442	$487	$436	$485

Midwestern region
Homes	20	34	48	62
Dollars	$9,198	$15,725	$20,676	$28,561
Average Sales Price	$460	$463	$431	$461

Florida region
Homes	6	44	17	74
Dollars	$1,226	$9,914	$4,347	$17,036
Average Sales Price	$204	$225	$256	$230

Total
Homes	199	323	399	586
Dollars	$87,753	$144,490	$176,355	$263,847
Average Sales Price	$441	$447	$442	$450

Orleans Homebuilders, Inc

Summary of New Orders by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
NEW ORDERS
Northern Region
Homes	41	109	96	222
Dollars	$16,505	$45,890	$41,959	$99,472
Average Sales Price	$403	$421	$437	$448

Southern region
Homes	52	119	103	240
Dollars	$17,472	$50,183	$35,697	$108,765
Average Sales Price	$336	$422	$347	$453

Midwestern region
Homes	17	33	38	73
Dollars	$6,767	$13,532	$14,927	$26,968
Average Sales Price	$398	$410	$393	$369

Florida region
Homes	3	23	11	52
Dollars	$490	$5,082	$2,281	$12,058
Average Sales Price	$163	$221	$207	$232

Total
Homes	113	284	248	587
Dollars	$41,234	$114,687	$94,864	$247,263
Average Sales Price	$365	$404	$383	$421

Orleans Homebuilders, Inc

Summary of Backlog by Region

(Dollars in thousands)

(Unaudited)

	At December 31,
	2008	2007
BACKLOG
Northern Region
Homes	136	254
Dollars	$71,950	$136,057
Average Sales Price	$529	$536

Southern region
Homes	155	256
Dollars	$67,951	$129,093
Average Sales Price	$438	$504

Midwestern region
Homes	38	66
Dollars	$15,335	$26,339
Average Sales Price	$404	$399

Florida region
Homes	6	34
Dollars	$1,582	$9,840
Average Sales Price	$264	$289

Total
Homes	335	610
Dollars	$156,818	$301,329
Average Sales Price	$468	$494